Exhibit 10.29.3

SECOND AMENDMENT TO LEASE

THIS AGREEMENT is made as of the 29th day of December, 2014, by and between NEWTOWER TRUST COMPANY MULTI-EMPLOYER PROPERTY TRUST, a collective investment fund operating under 12 C.F.R. Section 9.18, hereinafter referred to as “Landlord”, and PHARMEDIUM SERVICES, LLC, a Delaware limited liability company, hereinafter referred to as “Tenant”.

Recitals

Under date of August 7, 2008, Landlord and Tenant entered into a written lease for certain premises (the “Premises”) in the building located at 150 North Field Drive, Lake Forest, Illinois (the “Building”), all as more particularly described in such lease. Under date of March 27, 2014, the parties entered into an amendment to such lease (the “First Amendment”). Said lease, as amended, is hereinafter referred to as the “Lease.” The term of the Lease expires on February 29, 2020. Landlord and Tenant now desire to extend the term of the Lease and to amend the Lease as more particularly set forth herein.

Agreement

In consideration of the foregoing, the covenants and agreements hereinafter contained, and other good and valuable consideration, the parties hereto agree as follows:

1. The Lease Term is hereby extended for one additional period of two (2) years and one (1) month commencing on March 1, 2020 and ending on March 31, 2022. Except as expressly herein provided, such extension of the Lease Term shall be upon all of the same terms, covenants, provisions and conditions as contained in the Lease.

2. Commencing on the date hereof (the “Expansion Date”), the original Premises demised under the Lease designated as Suite 350 and comprising 28,129 rentable square feet shall be enlarged by adding thereto Suite 250 comprising approximately 7,373 rentable square feet of floor area on the second floor of the Building as shown on the floor plan attached hereto as Exhibit A (the “Expansion Premises”). From and after the Expansion Date, the Expansion Premises shall be included as a portion of the Premises demised pursuant to the Lease and shall be subject to all of the terms, covenants and provisions of the Lease, as amended herein. With the inclusion of the Expansion Premises, the Premises shall comprise approximately 28,129 rentable square feet of floor area on the third floor of the Building and 7,373 rentable square feet of floor area on the second floor of the Building for a total of 35,502 rentable square feet.

3. Tenant acknowledges and agrees that it has inspected the Expansion Premises, knows the condition thereof and is leasing such space in its present “as is” condition, and Landlord shall not be obligated to do any improvement, remodeling or reconditioning thereof except as expressly provided herein. Notwithstanding anything to the contrary contained herein, Landlord shall ensure that the VAV boxes within the Expansion Premises are in good working order. Tenant shall undertake and perform such work as may be necessary to improve, remodel or recondition the Expansion Premises for Tenant’s use and for furniture, trade fixtures and equipment installed by Tenant therein. All such work (the “Expansion Improvements”) shall be done in good and workmanlike manner, in accordance with all applicable building codes and regulations, and otherwise in accordance with the terms and provisions of the Lease including Exhibit B attached thereto except Paragraph 10 thereof. Landlord shall provide Tenant with an allowance (the “Expansion Allowance”) of $463,694.00 ($40.00 per rentable square foot in the Expansion Premises plus $6.00 per rentable square foot in the original Premises) for the refurbishment and improvement of the Expansion Premises and original Premises by Tenant, including, but not limited to, all construction costs, telecommunications and data equipment, cabling, duct and other work, permit fees, architectural fees, engineering fees, furniture, fixtures and floor coverings, HVAC Equipment (as hereafter defined), and the Generator (as defined in the Lease). In addition, Landlord shall reimburse Tenant up to $884.76 ($0.12 per rentable square foot in the Expansion Premises) for the costs incurred by Tenant for space planning for the Expansion Improvements. Tenant shall pay Landlord a fee for supervision and coordination of Tenant’s work as aforesaid in an amount equal to three percent (3%) of the hard costs (as further defined in Exhibit B to the Lease) of construction of the Expansion Improvements. Provided that the Lease, as amended herein, is in full force and effect and there is no Event of Default, the Expansion Allowance shall be paid to Tenant upon receipt of evidence reasonably satisfactory to Landlord of such costs and final lien waivers from each supplier of material and labor involved with such work. The parties acknowledge and agree that the Expansion Allowance shall not be paid by Landlord in excess of the actual costs for the particular work in question. Notwithstanding anything to the contrary contained herein, in the event that any portion of the Allowance remains unused as of January 1, 2017, then Landlord shall have no obligation to pay such unused portion of the Allowance to Tenant, but one-half of the unused Allowance shall be credited against the Rent due and payable by Tenant under the Lease, as amended herein. In the event Landlord has made payment of the Allowance to Tenant and the Lease, as amended herein, or Tenant’s right of possession of the Premises subsequently terminates as the result of an Event of Default by Tenant prior to the expiration date thereof, then Tenant shall be required to repay the unamortized portion of the Allowance to Landlord, upon demand.

4. Commencing on April 1, 2015 and continuing during the extension period set forth in Paragraph 1 above, the Base Rent payable by Tenant pursuant to Section 3.2 of the Lease shall be as follows:

Period	Annual Base Rent	Monthly Installments	Annual Rent Per Sq. Ft.
4/1/15 to 3/31/16	$585,783.00	$48,815.25	$16.50
4/1/16 to 3/31/17	$603,534.00	$50,294.50	$17.00
4/1/17 to 3/31/18	$621,285.00	$51,773.75	$17.50
4/1/18 to 3/31/19	$639,036.00	$53,253.00	$18.00
4/1/19 to 3/31/20	$656,787.00	$54,732.25	$18.50
4/1/20 to 3/31/21	$674,538.00	$56,211.50	$19.00
4/1/21 to 3/31/22	$692,289.00	$57,690.75	$19.50

Annual Base Rent is payable in monthly installments in advance on or before the first day of each month pursuant to the foregoing schedule. Notwithstanding anything to the contrary contained in the Lease, as amended herein, (i) the monthly installment of Base Rent attributable to the Original Premises shall be abated for the months of March, April and May, 2015, and (ii) the monthly installments of Base Rent and Additional Rent attributable to the Expansion Premises shall be abated for the months of April through September, 2015, inclusive; provided, however, in the event that Tenant fails to pay any sums due and payable under the Lease, as amended herein, when such sums are due, or Tenant otherwise defaults under the Lease, as amended herein, and such default continues beyond any applicable notice and cure period, then Tenant shall not be entitled to any abatement after the date of such default and all abated rent shall become immediately due and payable to Landlord.

5. The parties acknowledge that the inclusion of the Expansion Premises within the Premises shall necessitate an adjustment in Tenant’s Pro Rata Share set forth in Section 1 of the Lease. Accordingly, commencing on April 1, 2015, Tenant’s Pro Rata Share shall be revised to be 29.50% based upon the ratio of 35,502 rentable square feet in the Premises to 120,354 rentable square feet in the Building.

6. The first two sentences of Paragraph 4 of the First Amendment are hereby deleted and replaced to read as follows:

Tenant shall have the option to extend the term of the Lease, as amended herein, for one (1) additional period of five (5) years commencing on April 1, 2022 and ending on March 31, 2027. Such option shall be exercised only by Tenant giving written notice thereof which is received by Landlord on or before June 30, 2021, time being of the essence; provided, however, Tenant shall be entitled to exercise the option to extend granted herein, and the Lease Term shall, in fact, be extended by reason of such exercise, only if the Lease, as amended herein, is in full force and effect and Tenant is not in default thereunder beyond any applicable notice and cure periods.

7. Commencing on April 1, 2015 the number of parking spaces available for Tenant’s use in the underground parking area of the Building shall increase from 11 to 13.

8. Tenant shall have the right, at Tenant’s sole risk and expense, to expand the capacity of the Generator which Tenant has installed at the Building in accordance with Paragraph 6 of the Rider by replacing the existing Generator or installing an additional Generator subject to the terms and conditions set forth in Paragraph 6 of the Rider.

9. Tenant shall have the right, at Tenant’s sole risk and expense, to install supplemental HVAC equipment together with accessory cables and conduits (the “HVAC Equipment”) on the roof of the Building in a location and in a manner acceptable to Landlord and subject to the requirements of all applicable laws, provided that (i) the installation of such HVAC Equipment shall be done by contractors approved by Landlord in good and workmanlike manner in compliance with all building codes and regulations, free from any liens or claims of liens and in accordance with plans and specifications therefor approved in writing by Landlord, which plans shall show the proposed installation thereof and the method of connecting the same to the facilities within the Premises; (ii) throughout the Lease Term, Tenant shall keep the HVAC Equipment in good condition and repair and perform all maintenance and repairs thereto at Tenant’s sole cost or expense and without voiding or adversely affecting any warranty granted to Landlord with respect to the roof or adversely affecting the watertightness of the roof membrane; (iii) Landlord shall not be responsible for any loss or damage to the HVAC Equipment, and Tenant shall indemnify, hold Landlord harmless and defend Landlord from and against all claims, damages, liability or expense (including attorney fees) related directly or indirectly to the installation, existence, use, maintenance, repair, testing, removal or replacement of the HVAC Equipment; (iv) Tenant shall be responsible for all repairs, maintenance, preventing and repairing any leakage or other damage to the Building or any system currently serving the Building related directly or indirectly to the installation, existence, use, maintenance, repair, testing, removal or replacement of the HVAC Equipment and, at Landlord’s option, shall either reimburse Landlord for the cost thereof or cause the same to be performed by contractors and workmen acceptable to Landlord; (v) at the request of Landlord, Tenant shall remove the HVAC Equipment, if necessary, at Tenant’s sole cost, to facilitate any repairs or replacements to the roof of the Building being performed by Landlord; (vi) prior to the expiration of the Lease Term or upon the earlier termination of this Lease, Tenant, at its sole cost, shall remove the HVAC Equipment, repair any damages caused thereby and restore the Building to the condition existing prior to the installation thereof; and (vii) Tenant may have access to the roof to perform any of the foregoing work only with Landlord’s permission and with Landlord’s supervision. Landlord agrees to reasonably cooperate with Tenant to allow such access and work to be completed after normal business hours or on weekends when necessary. Tenant, at its sole expense and risk, shall arrange for a physical inspection of the rooftop portion of the HVAC Equipment at intervals of no more than twelve (12) months and such inspection shall include a survey of structural integrity and watertightness and a review and correction of any loose bolts, fittings or other appurtenances. Tenant shall provide a written certification of such inspections to Landlord not more than ten (10) days following each such inspection. In the absence of such a certification, Landlord shall have the right (but not the obligation) to conduct or arrange for such an inspection and corrective action and to charge Tenant for such costs.

10. Provided that the Lease is in full force and effect and there is no Event of Default thereunder, Tenant shall have the non-exclusive right to use the existing conference room and offices located in Suite 195 of the Building during usual business hours from and after the date hereof until the substantial completion of the Suite 250 Expansion Premises but in no event later than July 31, 2015. Tenant shall not be required to pay any charge or fee for such use, but Tenant shall be responsible for cleaning such space and for payment of all costs of repairing any damages resulting from Tenant’s use. Upon notice to Tenant, Landlord may relocate such temporary use to another location in the Building. Tenant acknowledges that Landlord may enter Suite 195 at any time to show the same to prospective tenants.

11. Landlord shall install building standard directional signage identifying Tenant in the common area lobby on the second floor of the Building.

12. The parties acknowledge that Landlord is presently holding a Lease Security Deposit in the amount of $43,365.54. Concurrently with the execution and delivery of this Agreement by Tenant, Tenant shall deposit $14,325.21 with Landlord to increase the Lease Security Deposit to $57,690.75.

13. Tenant was represented in this transaction by Colliers International, a licensed real estate broker (“Tenant’s Broker”). Landlord was represented in this transaction by CBRE, Inc., a licensed real estate broker (“Landlord’s Broker”). Landlord shall be solely responsible for the payment of all brokerage commissions or finders fees payable to Landlord’s Broker and Tenant’s Broker in connection with this Agreement pursuant to the terms of a separate agreement. Each of the parties represents and warrants that there are no claims for brokerage commissions or finders fees in connection with the execution of this Agreement other than the claims of the foregoing brokers, and each of the parties agrees to indemnify, defend and hold the other harmless from liabilities arising from any such claim, including, without limitation, the cost of reasonable attorney fees in connection therewith.

14. Except as otherwise capitalized herein, or as capitalized in ordinary usage, all capitalized terms used herein shall have the same meanings as set forth for such terms in the Lease.

15. Except as expressly provided herein, all of the terms, provisions and conditions of the Lease shall remain in full force and effect.

[Signatures on next page]

Executed as of the date first written above.

LANDLORD: NEWTOWER TRUST COMPANY MULTI-EMPLOYER PROPERTY TRUST, a collective investment fund operating under 12 C.F.R. Section 9.18	TENANT: PHARMEDIUM SERVICES, LLC, a Delaware limited liability company

By:	Bentall Kennedy (U.S.) Limited Partnership, its Authorized Signatory

	By:	Bentall Kennedy (U.S.) G.P. LLC, its general partner

		By:	/s/ Bruce Tuesley	By:	/s/ William R. Spalding
			Name: Bruce Tuesley		Name: William R. Spalding
			Title: Vice President		Title: CEO

		By:	/s/ Mark D. Reinikka
Name: Mark D. Reinikka
Title: Senior Vice President

EXHIBIT A

EXPANSION PREMISES

TWO CONWAY

SUITE 250